Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Atlantic Tele-Network, Inc.
March 1, 2007		Michael T. Prior
Chief Executive Officer
978-619-1300
Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports 2006 Results

Full Year 2006 Highlights

•                  Revenue increases 52% to $155.4 million

•                  Operating Income increases 41% to $52.3 million

•                  Earnings increase 71% to $23.2 million

•                  Earnings Per Share increase 56% to $1.70

•                  Strong contributions to year-over-year results from acquired businesses

Salem, MA (March 1, 2007) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported earnings for the quarter and year ended December 31, 2006.  For the year ended December 31, 2006, revenue was $155.4 million, an increase of $53.1 million or 52% as compared to revenue of $102.3 million for the year ended December 31, 2005.    For the year ended December 31, 2006, earnings were $23.2 million as compared to $13.6 million for the same period in 2005, an increase of $9.6 million or 71%.  On a per share basis, earnings increased by 56% to $1.70 per share from $1.09 per share for the year ended December 31, 2005.

Revenue for the quarter was $42.0 million, an increase of $10.6 million or 34% as compared to revenue of $31.4 million for the quarter ended December 31, 2005.  Earnings were $6.6 million as compared to $2.9 million for the quarter ended December 31, 2005, an increase of $3.7 million or 128%.  On a per share basis, earnings increased by 87% to $0.43 per share from $0.23 per share for the quarter ended December 31, 2005.  Excluding the impact of a $2.1 million reserve taken in the fourth quarter of 2005, earnings for the three months and year ended December 31, 2006, increased $1.6 million and $7.5 million, respectively, or 32% and 48%, respectively.

Per share data for the three months and year ended December 31, 2006 were affected by the Company’s sale in the third quarter of 2.6 million shares of the Company’s common stock at $19.00 per share in an underwritten public offering, from which the Company received $46.3 million in net proceeds.

Share and per share amounts for all periods also reflect the effects of the 5-for-2 split of the Company’s common stock, which took place on March 31, 2006.

“Our main objective for the year was to develop new sources of revenue and growth without negatively impacting earnings.  Thus far, we have exceeded our goals.  This announcement of our full year results for 2006 concludes a very satisfying year” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc.  “Our recently added rural wireless business (Commnet) and New England telephone, data and service provider (Sovernet) both had a strong year.  In particular, the team at Commnet completed an ambitious expansion of our rural wireless network in the Southwest, while continuing to grow multiple sources of revenue from core voice roaming services for major US carriers, to data roaming and roaming for international carriers.  And, we are pleased as well that most of our pre-existing businesses were able to deliver very respectable results for the year.  In Guyana, GT&T managed to grow revenues, operating income and profits despite an increase in cellular competition.   In 2006, we extended coverage and increased the capacity of our GSM network in Guyana and extended the wireline network to new areas as well.  Choice Communications managed to continue to grow revenue and reduce operating losses, reaching our goal of self-funding all cash operating expenses by year-end.”

Mr. Prior added, “Looking ahead, we expect to invest significant additional capital in our U.S. businesses which we believe have attractive opportunities to expand the reach of their networks and add new services. Our main challenge in 2007 appears to be greater competition in Guyana, where the existing nationwide wireless competitor was acquired in late 2006 by a large, aggressive, regional operator.  The increased competition is likely to put pressure on our wireless operating margins and market share in Guyana.  Overall, we expect to grow consolidated earnings in 2007, but do not think the organic growth will be as strong as in 2006.”

Fourth Quarter 2006 Operating Highlights

As was previously announced, the Company completed the acquisitions of Sovernet, Inc., a Vermont telephone and data services provider, in February 2006 and Commnet Wireless, LLC, a U.S. rural wireless business, in September 2005.  The Company’s results reflect Sovernet only since the date of acquisition and consequently Sovernet is not reflected in the Company’s results for the three months or twelve months ended December 31, 2005.  The Company’s results for the year ended December 31, 2005 reflect Commnet only from the date of its acquisition in September 2005.

The Company generated the following operating results for the quarter ended December 31, 2006 (unless otherwise indicated, all comparative information is compared against the quarter ended December 31, 2005):

Wireless Revenue  Wireless revenue increased by $5.9 million, or 50%, to $17.7 million from $11.8 million.  This increase was attributable to the continued expansion of our rural wireless network, along with growth in minutes of use and increases in data and international roaming revenue. Our Commnet subsidiary ended the quarter with a total of 287 base stations, compared to 233 on December 31, 2005.  In addition, the increase in wireless revenue also reflects growth of our subscriber base in Guyana.  Our wireless customer base in Guyana increased from 228,000 subscribers to 269,000 subscribers, of which 207,000 use GSM service as compared to 102,000 GSM subscribers a year ago and 175,000 at the end of September 2006.

Local Telephone and Data Revenue  Local telephone and data revenue increased $3.8 million, or 51%, to $11.2 million from $7.4 million.  Of this increase, $3.6 million was attributable to the addition of Sovernet.  Excluding that contribution, local telephone and data revenue generated by our Guyana and Virgin Islands operations increased by $0.2 million, or 3%.  Access lines at GT&T increased from approximately 113,000 to 121,000, or 7%, as we continued to extend the wireline infrastructure to additional communities.  In the Virgin Islands, our broadband wireless subscriber base grew by more than 146% over the year, contributing to the increase in revenues.

International Long Distance Revenue and Other Revenue  International long distance revenue, all of which is generated by our GT&T subsidiary, was $12.2 million during 2006, an increase of $0.8 million, or 7%, from $11.4 million in 2005.  Inbound minutes represented 86% of international traffic for the quarter.  Other revenue increased primarily as a result of a 16% increase in television subscribers in our Virgin Islands operations.

Operating Expenses  Operating expenses increased by $8.1 million, or 40%, from $20.1 million to $28.2 million for 2005 and 2006, respectively.  Of the $8.1 million increase, $3.0 million is attributable to the addition of Sovernet.  Excluding Sovernet, operating expenses increased $5.1 million.  Of the $5.1 million, $1.7 million is attributable to increased sales and marketing efforts at GT&T to encourage our TDMA subscribers to convert to GSM handsets and to re-position ourselves against our changing competition.  A further $1.8 million is related to increased engineering and operations costs associated with expanding our networks and an increase in termination and access fees from year over year traffic growth at both GT&T and Commnet.  The balance of the increase in operating expenses is predominantly a result of increased depreciation and amortization expense and additional overhead costs to support our growth.

Operating Income  Operating income increased by $2.5 million, or 22%, from $11.3 million to $13.8 million.  Of the $2.5 million increase, $0.6 million is attributable to the addition of Sovernet. The balance primarily reflects the growth in our rural wireless and Virgin Islands businesses.

Bermuda Digital Communications  Equity in the earnings from BDC, our Bermuda affiliate, declined from $0.6 million for 2005 to $0.5 million for 2006. This decline was due to a decrease in revenue and increased marketing and handset expenses to maintain our share of a maturing market.  Wireless subscribers were down slightly from December 31, 2005, although we maintained our position as the largest of the three competitive cellular providers in Bermuda.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, March 2, 2007 at 10:00 a.m. Eastern time (ET) to discuss its fourth quarter results for 2006.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 946-0713 and International: (719) 457-2642, access code 8472275.  A replay of the call will be available from 1:00 p.m. (ET) March 2, 2007 until 11:59 p.m. (ET) on March 8, 2007.  The replay dial-in numbers are US/Canada: (888) 203-1112 and International: (719) 457-0820, access code 8472275.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest cellular service provider, in the Cooperative Republic of Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes across Vermont; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company, including the relative contributions of Commnet and Sovernet; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) a significant portion of our U.S. wireless revenue is derived from a small number of customers;  (7) our failure to maintain favorable roaming arrangements; (8) economic, political and other risks facing our foreign political operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) our economic interest in our Bermuda affiliate may be reduced in 2008; and (17) our inability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheet

As of December 31, 2005 and 2006

(in Thousands)

	December 31,	December 31,
	2005	2006
Assets
Cash and Cash Equivalents	$26,493	$60,543
Other Current Assets	22,179	30,596

Total Current Assets	48,672	91,139

Fixed Assets, net	125,709	138,573
Goodwill and Other Intangible Assets, net	40,277	59,733
Other Assets	19,173	13,169

Total Assets	$233,831	$302,614

Liabilities and Stockholders’ Equity
Current Liabilities (excluding current portion of long term debt)	$33,962	$35,041

Long Term Debt (including current portion)	55,750	50,000
Other Liabilities	6,469	12,846

Total Liabilities	96,181	97,887

Minority Interests	21,940	25,539

Stockholders’ Equity	115,710	179,188

Total Liabilities and Stockholders’ Equity	$233,831	$302,614

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Revenue:
Wireless	$11,786	$17,697	$25,964	$61,946
Local Telephone and Data	7,357	11,183	27,926	43,103
International Long Distance	11,449	12,151	45,439	46,663
Other Revenues	790	963	2,952	3,646

Total Revenue	31,382	41,994	102,281	155,358
Operating Expenses:
Termination and Access Fees	3,535	5,408	7,941	22,687
Internet and Programming	678	933	2,601	3,504
Engineering and Operations	4,262	5,654	15,136	19,691
Sales, Marketing and Customer Services	1,772	3,760	6,457	10,088
General and Administrative	4,851	5,729	15,624	21,767
Depreciation and Amortization	4,886	6,477	17,110	24,510
Non-Cash Stock Based Compensation	119	213	420	822

Total Operating Expenses	20,103	28,174	65,289	103,069

Operating Income	11,279	13,820	36,992	52,289
Other Income (Expense):
Interest Income (Expense), net	(865)	(266)	(688)	(2,147)
Other Income (Expense)	(1,775)	106	(630)	725

Other Expense, net	(2,640)	(160)	(1,318)	(1,422)

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	8,639	13,660	35,674	50,867
Income Taxes	5,159	6,234	20,801	25,210

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	3,480	7,426	14,873	25,657
Equity in Earnings of Unconsolidated Affiliates	763	457	3,043	2,467
Minority Interests	(1,354)	(1,306)	(4,318)	(4,919)

Net Income	$2,889	$6,577	$13,598	$23,205

Net Income Per Share
Basic	$0.23	$0.44	$1.09	$1.71
Diluted	$0.23	$0.43	$1.09	$1.70
Weighted Average Common Shares Outstanding
Basic	12,435	15,095	12,465	13,568
Diluted	12,480	15,247	12,488	13,672